                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           Cohesant Technologies Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   192480 10 1
                           --------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 Pages

                                  SCHEDULE 13G

CUSIP No.  192480 10 1                                       Page  2 of 5 Pages

-------------------------------------------------------------------------------

          1            NAME OF REPORTING PERSON
                       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Clarion Capital Corporation
-------------------------------------------------------------------------------

          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)[ ]
                                                                         (b)[x]
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          3            SEC USE ONLY

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          4            CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
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      NUMBER OF            5     SOLE VOTING POWER
       SHARES
    BENEFICIALLY                 -0-
      OWNED BY             ----------------------------------------------------
        EACH               6     SHARED VOTING POWER
      REPORTING
      PERSON WITH                1,175,980
                           ----------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                 -0-
                           ----------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                 1,175,980
-------------------------------------------------------------------------------
          9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                       PERSON

                       1,175,980
-------------------------------------------------------------------------------
         10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                       CERTAIN SHARES*                                     [ ]

-------------------------------------------------------------------------------
         11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       43.7%
-------------------------------------------------------------------------------
         12            TYPE OF REPORTING PERSON*

                       CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

         (a)      Issuer:                        Cohesant Technologies Inc.
         (b)      Principal executive office:    1801 East Ninth Street, Suite 510
                                                 Cleveland, Ohio 44114

Item 2.

         (a)      Person filing:                 Clarion Capital Corporation
         (b)      Principal business office:     1801 East Ninth Street, Suite 510
                                                 Cleveland, Ohio 44114

         (c)      Citizenship:                   Delaware
         (d)      Class:                         Common Stock, $.001 par value
         (e)      CUSIP:                         192480 10 1

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not Applicable

Item 4.           Ownership.

         (a)      Amount beneficially owned as of December 31, 1996:

                  Clarion Capital Corporation beneficially owns 1,175,980 shares of the Issuer's common stock, as to which Mr. Cohen shares voting and dispositive power.

         (b)      Percent of class:         Clarion Capital Corporation         43.7%

         (c)       (i)     Shared power to vote or direct vote:                           1,175,980

                   (ii)    Shared power to dispose or direct disposition:                 1,175,980


                                                 Page 3 of 5 Pages

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.  Notice of Dissolution of Group:

                  Not Applicable

Item 10.  Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                Page 4 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           February 5, 1997
                           ----------------
                           Date

                           CLARION CAPITAL CORPORATION

                           By:    /s/ Morton A. Cohen
                                  ---------------------------
                                  Morton A. Cohen, Chairman


                                Page 5 of 5 Pages